Exhibit 99.2

Trex Company, Inc.

Fourth Quarter and Full Year 2023 Earnings Conference Call

Monday, February 26, 2024, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Bryan Fairbanks - President, Chief Executive Officer

Brenda Lovcik - Senior Vice President, Chief Financial Officer

Amy Fernandez - Senior Vice President, Chief Legal Officer and Secretary

Casey Kotary - Investor Relations

Presentation

Operator

Good afternoon, and welcome to the Trex Company Fourth Quarter and Full Year 2023 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad. To withdraw your question, please press “*” then “2.” Please note today’s event is being recorded.

I would now like to turn the conference over to Casey Kotary. Please go ahead.

Casey Kotary

Thank you, everyone for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer and Brenda Lovcik, Senior Vice President and Chief Financial Officer. Joining Bryan and Brenda is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary, as well as other members of Trex management. The company issued a press release today after market close containing financial results for the fourth quarter and full year 2023. This release is available on the company’s website. This conference call is also being webcast and will be available on the investor relations page of the company’s website for 30 days.

I will now turn the call over to Amy Fernandez. Amy.

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the company’s expected future performance and conditions constitute forward-looking statements within the meaning of Federal Securities Laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy. Good evening and thank you for joining us to discuss our fourth quarter and full year 2023 results along with our outlook for 2024.

The fourth quarter capped the year with a solid performance, with revenues coming in slightly above our guidance range. I want to thank our channel partners and the dedicated team members at the Trex Company for making these achievements possible.

Channel sell-through growth was in the mid-single-digits, in line with the levels we experienced in the second and third quarters, and representative of the power of the Trex product portfolio.

The resilience of the Trex brand was demonstrated throughout 2023, and our return to market-leading profitability represents a solid baseline from which to achieve our long-term targets.

In Q4, we unveiled a robust selection of new product offerings that expanded our portfolio within existing categories and extended our range into complementary category adjacencies. These introductions contributed to both fourth quarter and year end results and will be key contributors to our long-term strategic growth.

The newest additions to our decking portfolio, Trex Transcend Lineage and Trex Signature appeal to the premium customer segment, seeking the realistic aesthetics of wood with the low- maintenance and ecofriendly benefits of composites.

Lineage decking, offering a refined finish in fresh colors coupled with proprietary heat mitigation technology, quickly gained traction in both the pro-channel and within the special-order category with our home center partners.

Trex’s premium Signature decking replicates the look of the finest tropical wood and is sold at a premium price commensurate with its groundbreaking aesthetics and performance characteristics. Following successful regional introductions in 2023, Signature launches nationally in 2024.

On the railing side of the business, we launched several additions to our portfolio to drive our objective of significantly increasing our railing attachment rate by offering railing choices at every price point, replicating the success of our tiered decking program.

Trex Select T-Rail, our high-performance, value-priced railing system, competes favorably with popular vinyl railings and opens a new $300 million total addressable market to the Company. The new Signature X-series cable rail and X-series frameless glass rail add two modern, streamlined specialty options to our premium railing line and will be available in the spring of this year.

Additionally, we launched our own Trex branded fastener collection, which includes a range of solutions for every composite deck fastening need from color match screws and plugs, specifically engineered bits, depth setters and clips, all designed to deliver a clean, cohesive aesthetic while making installation easier and more efficient for contractors and DIY installers alike. This new product offering will also be available in the spring of this year. These products and other future launches will provide our channel partners a competitive advantage by delivering end-to-end solutions from one supplier for a seamless deck-building experience.

In addition to investments in new product development, 2023 was a year of increased spending on branding and other sales and marketing programs, which helped drive outperformance against the larger repair and remodel segment.

Notably, our forward-looking demand metrics such as web traffic and sample sales posted strong year-on-year gains and, throughout 2023, we worked closely with our industry-leading channel partners to efficiently allocate marketing spend and optimize inventory levels with lead times to ensure that, together, we service growing consumer demand.

Our intense focus on product development and ensuring success for every partner throughout the channel resulted in new account conversions to the Trex brand along with the continued expansion of our Trex Pro network. We’re also proud of the improved profitability that Trex achieved in 2023.

Our gross margin for the year expanded by 480 basis points, returning to more normalized levels even as utilization rates were below those of the prior year. This strong showing was driven primarily by production efficiencies and fast return cost-saving projects. Notably, price and deflation were not major factors.

Trex is honored by the many recognitions received in 2023, which include three high-profile accolades for our ongoing commitment to sustainability. In addition to the Lowe’s Sustainability Vendor Partner Of The Year award, Trex is named one of the 100 Best ESG Companies for 2023 by Investor’s Business Daily and earned a ranking by Newsweek as one of America’s Most Responsible Companies. As a company founded on sustainable principles, environmental stewardship and corporate responsibility are embedded in the DNA of Trex, and these honors affirm that our core values resonate with customers and the national media.

Now, I’d like turn to our outlook for 2024. As shared in today’s earnings release, we expect a strong year with double-digit revenue and EBITDA growth. Several factors underpin these assumptions.

First, we have the benefit of the early buy program. By shifting from December to this year’s first quarter, we expect $60 million to $80 million in incremental sales in the first half of 2024, primarily in the first quarter.

Second, we anticipate mid-single-digit underlying demand growth, despite our expectations of the larger Repair and Remodel market being flat-to-down low-single-digits in 2024. Our consumers are staying in their homes longer and want to increase the enjoyment of their outdoor space while adding value to their home. Trex decking and railing does just that. Our robust product portfolio with options for every budget provides homeowners with the most relevant choices. And thanks to our industry-leading distribution network, Trex products are available in more locations than anyone else.

Third, in addition to approved utilization, we expect ongoing gross margin benefits from our continuous improvement cost-out programs. We have a well-established group that is responsible for developing and implementing these programs, and I’m pleased to say that the project pipeline for 2024 is filled and presently in the implementation phase. Also, they are actively developing our actions for 2025 and beyond.

Finally, channel stocking behaviors are normalizing. Year-end decking inventories were down approximately 15% from the prior year lows, and that lower year-end inventory, in part, relates to our increased growth expectations for the first quarter of 2024. We entered 2024 with a high level of confidence in our brand, our product, our channel partners and Trex’s growth potential.

At this point, I’ll turn the call over to our CFO, Brenda Lovcik, for fourth quarter and full year financial review. Brenda.

Brenda Lovcik

Thank you, Bryan and good evening everyone. I am pleased to review the fourth quarter results, which represented a strong finish to the year. Given the divestiture of Trex commercial products at the end of 2022 and to provide a more meaningful comparison, I will compare our fourth quarter and full year 2023 financial performance to the fourth quarter and full year 2022 Trex Residential results, unless otherwise stated.

In the fourth quarter, net sales were $196 million, 8.4% above the $181 million of net sales reported in last year’s fourth quarter. This growth was driven by increased volume and the absence of the residual channel inventory destocking we experienced in the fourth quarter of 2022. Gross margin was 36.1%, flat with last year’s fourth quarter and above expectations.

Selling, general and administrative expenses were $42.5 million, or 21.7% of net sales, in the fourth quarter, compared to $32 million, or 18% of net sales, a year ago. As discussed in prior quarters, we have returned to more normalized SG&A spending levels as we continue to see positive returns from our branding, marketing and R&D initiatives.

In addition to the normalization of our marketing, fourth quarter SG&A was elevated due to the spending related to new product launches for 2024. Net income was $22 million in the fourth quarter, or $0.20 per diluted share, compared to $24 million, or $0.22 per diluted share, in the fourth quarter of 2022. We delivered EBITDA of $41 million, or 21% of net sales, compared to $44 million, or 24.1% of net sales, in the year-ago quarter.

Moving to a brief overview of our full year results, net sales totaled $1.095 billion in 2023 compared to $1.060 billion in 2022, which, despite moving the early buy program out of Q4 2023 and into the first half of 2024, is an increase of $35 million or 3% growth over the prior year.

Gross margin expanded by 360 basis points to 41.3% from 37.7% in 2022. This year’s gross margin benefited from the absence of the inventory recalibration done by our channel partners in 2022. Additionally, our cost-out initiatives and improved plant performance were important contributors to the gross margin recovery and more than offset the higher depreciation and utility costs.

Selling, general and administrative expenses were $176 million in 2023, or 16% of net sales, compared to $132 million, or 12.4% of net sales, in 2022. The year-over-year increase is driven by additional investments in branding, marketing and R&D which continue to provide good returns.

Full year 2023 net income was $205 million, or $1.89 per diluted share, compared to $201 million, or $1.80 per diluted share. We delivered full year EBITDA of $326 million, up from $311 million, and EBITDA margin expanded to 29.8%, a 40-basis point improvement from the 29.4% reported in 2022.

During the 2023 fiscal year, we recognized a benefit of $3.8 million from a reduction in the Trex Residential warranty reserve related to the surface flaking issues that affected a portion of our products manufactured at the Nevada plant before 2007. Excluding the warranty benefit, 2023 adjusted gross margin was 41%.

Adjusted net income was $203 million, or $1.86 per diluted share. Adjusted EBITDA was $323 million, and the adjusted EBITDA margin was 29.5%.

We generated a healthy consolidated operating cash flow of $389 million, considerably higher than the $216 million in 2022. Capital expenditures were $166 million primarily related to the build-out of the Arkansas manufacturing facility.

During 2023, we returned $15.6 million to shareholders through the repurchase of approximately 265,000 shares of Trex outstanding common stock. Trex remains committed to a disciplined capital allocation plan which includes the repurchase of up to 10.8 million shares, or approximately 10% of outstanding shares.

As we turn to our outlook, we are expecting a strong year with double-digit revenue growth and further margin expansion for the Trex Company. We anticipate full year net sales to be in the range of $1.215 billion to $1.235 billion representing year-on-year growth of 12% at the midpoint. Given that year-end channel inventories reached exceptionally low levels, coupled with the change in the timing of our early buy program, we estimate that approximately 60% of full year revenues will occur in the first half of the year.

A few other details regarding our expectations for 2024. We expect first quarter 2024 sales to be in the range of $360 million to $370 million inclusive of the $60 million to $80 million from our early buy program. Full year EBITDA margin is expected to range from 30% to 30.5%, a 75-basis point expansion from the 2023 levels at the midpoint.

Full year SG&A expenses are expected to drive 20 basis points to 30 basis points of leverage, and we are assuming an effective tax rate of approximately 25% to 26%. In addition, we expect interest expense to range from $4 million to $6 million, depreciation expense to range from $50 million to $53 million and 2024 full year capital expenditures are assumed at approximately $220 million as we continue the development of the Arkansas facility.

With that, I’ll now turn it back…the call back to Bryan for his closing remarks.

Bryan Fairbanks

Thank you, Brenda. 2023 performance demonstrated the strength of the Trex brand and the relevance of our products in the Outdoor Living segment. These attributes will continue to drive Trex to outperform the underlying Repair and Remodel market in the coming years and achieve our objectives of 11% to 13% annual revenue growth and 500 basis points of EBITDA expansion through 2028.

As Brenda noted, in 2024, we will continue to invest in those areas which have historically driven our success. We will also focus on the consumer’s wants and needs to guide our roadmap for growth.

The Trex team is forging ahead with our strategy to capture an increasing share of decking, railing and adjacent products, which together represents a $14 billion addressable market for Trex, while remaining mindful of the strengths that have gotten us where we are today: brand strength, aesthetics, durability, products at every price point, the excellence of our dealers, contractors, home improvement retailers, distributors, and the dedication and commitment of our Trex team members. I look forward to even greater achievements in 2024.

Casey, I’ll turn it back to you.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” In the interest of time, please limit yourself to one question and one follow-up. At this time, we will pause momentarily to assemble our roster.

Today’s first question comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hi, good afternoon. Thanks for taking my question.

Bryan Fairbanks

Hi Rafe.

Rafe Jadrosich

I wanted to just ask on the revenue growth assumptions for the full year. If I look at the first quarter, guidance obviously includes the early buy and then you have some additional growth on top of that. It sort of implies that there’s very little underlying growth for the remainder of the year. What are you sort of assuming in terms of the overall R&R backdrop as we move past the first quarter, because I think the underlying kind of growth assumption is almost no growth in the second half of the year?

Bryan Fairbanks

Yes. So, I think it’s important to note our underlying growth assumption for sell-through is going to be in the mid-single-digits. We’ve talked in the past before about there not being enough inventory in the channel last year to be able to support the market when it really turns on in the April/May time frame. So, in addition to getting the inventories to the right level in 2024, you’re seeing the impact of that December portion of the early buy transferring out to 2024. So, the first quarter will have much higher growth because of those couple of actions along the way, and then the rest of it will be dependent upon how the consumer behaves. We’ve got great confidence that we’re hearing from the channels today that they’re building to the right levels, and that between Trex’s inventories and our channel inventories, we’ll have what we need to support the marketplace on a timely basis.

Rafe Jadrosich

What is the…I mean, after the first quarter, what’s the sellout assumption that you’re using for the remainder of the year, it is relative to?

Bryan Fairbanks

On a full year basis, it’s a mid-single-digit sellout. We’ve not provided the sellout on a quarterly basis.

Rafe Jadrosich

Okay, that’s helpful. And then on the capacity expansion that you’re planning for next year, and some of the CAPEX. Can you talk about…is there an SG&A component of that, that falls into 2024? And what’s the uptake on the expense side that you would expect to support that?

Bryan Fairbanks

The vast majority of the spending is going to be related to Little Rock, and that will be…that will fall above the gross margin line. That $220 million guidance, as I referenced at the end of the third quarter, is higher than what we were originally expecting, because we’ve now elected to build our own warehouse on the facility. Our original plans were to lease that space, but after seeing where the warehouses were and the total costs, we’re better off in putting our own capital into that. So, it’s driving the capital number higher for the one year. Thanks, Rafe.

Operator

Thank you. The next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Yes, first question on the SG&A spend, looks like, I think you had said there’s going to be some deleverage in the year. Is…will the deleverage be seen rapidly through the year, or would it be more as we progress, because, I mean, that’s new products out there you’re promoting.

Brenda Lovcik

You’ll see leverage…this is Brenda. Thank you for the question. You will see leverage throughout the year, but most of that will come closer to the…well, in the beginning part of the year, with the higher revenues that you’ll be seeing coming in. But we are continuing to make sure we invest in that marketing, investing in the new products for 2024, which we’re hearing a lot of excitement around.

Keith Hughes

Okay. And just on gross margin for the year, can you give us any sort of feel for what that’s going to look like, first half or second half? Obviously going to be stronger in the first with a lot of production, but how does that bypass the rest of the year?

Bryan Fairbanks

You’ll see stronger numbers in the first half of the year, and then we expect additional opportunity in the back half of the year if the market is stronger than what we expect. As you saw in the fourth quarter, as those volumes decline, our gross margin does fall off. So, we tend to see the biggest numbers during the largest revenue quarters.

Keith Hughes

Okay. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Susan Maklari with Goldman Sachs. Please go ahead.

Susan Maklari

Thank you. Good afternoon, everyone.

Bryan Fairbanks

Hi, Susan.

Susan Maklari

Hi Bryan. My first question is, you know, you did a nice job of outlining some of these new launches that you had last year and the plans for this year as well. As you think about these products gaining traction out in the market, can you talk about the potential upside that could mean for the revenue and how we should be thinking about the benefits of that perhaps starting to come through?

Bryan Fairbanks

Yes, it generally takes a couple of years for these new products to really be well-seeded into the marketplace. So, as we get out to May of this year, we’ll be about a year into the T-Rail program, and we’ve got a lot of opportunity there still. Our cable railing system, glass rail system, as well as the fasteners all launch in the spring of this year. So, all new to the marketplace, and then, of course, Lineage, which we’ve launched over a year and a half ago, at this point, has really gained significant traction as we continue to launch more colors within that product line. And I’ve heard great things from our channel and then from those that are using the product.

Susan Maklari

Okay. Alright. That’s helpful. And then you also mentioned one of the benefits to margins this year will be ongoing cost takeout programs that you have going on. Can you just talk a bit about what some of those efforts are and anything just around how they will start to come through and the forward pipeline of opportunity as well?

Bryan Fairbanks

Yes. The thing I’m probably most proud of with the team is that there’s no opportunity too small. There are a lot of items that are in the pipeline where we’re looking at a fairly small operation and how do we make that more efficient. And everybody throughout the company is interested in having these efficiency reviews done. And when you bring those small projects together, it ends up being big dollars. Now, on top of that, we also have some big programs that we’re going after as well. We have a program within our poly-processing, our plastic processing operation, which will allow us to clean and pelletize plastic at a higher rate than what we see across the industry and what we’ve developed in the past. And then we also have other opportunities that we’re bringing in from outsourced vendors that will start to occur later on this year and into next year.

Susan Maklari

Okay. Alright. Thanks for the color, and good luck with everything.

Bryan Fairbanks

Thanks.

Operator

Thank you. The next question comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey, everyone. Thanks for taking the questions. My first question is on the first quarter, Bryan, the revenue is coming in a lot higher than all of us expected, and we knew about the shift of the early buy. Can you maybe tell us how much was destocked last year in 1Q 2023? And if there’s anything else that is driving the first quarter so much higher than we all expected?

Bryan Fairbanks

So, you’ve got $60 million to $80 million coming in from December, and the majority of that will be in the first quarter. Some of it will be pushed out to Q2. You’ve got extremely low inventories within the channel itself at year end. And if you go back to the first quarter call from last year, believe the numbers I threw out were, I would have liked to have seen an additional $40 million to $50 million of inventory within the channel itself. So, when you bring those together, that’s why you’re seeing such a significant number in the first quarter. And it’s important that we get this material staged before the season and ready for when things turn on.

Ryan Merkel

Got it. And just to be clear, the first quarter revenue assumption includes mid-single-digit sell-through?

Bryan Fairbanks

Yes.

Ryan Merkel

Okay. And then…yes just my second question. What’s sort of the feedback from contractors? How are their bookings looking? How are their backlogs? Just anything you can help us with there.

Bryan Fairbanks

Yes, I’m still hearing confidence from the contractors. Generally, we are seeing…on average, you’re looking to be between five to six to seven weeks for the contractors, which is back to an average type of lead time in the marketplace. Their phones are ringing, actually, we are hearing that projects seem to be getting bigger, so that definitely supports that higher-end consumer is still doing well in the marketplace, and they’re looking to add on to their existing homes.

Ryan Merkel

Great to hear. Best of luck.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Joe Ahlersmeyer with Deutsche Bank. Please go ahead.

Joe Ahlersmeyer

Hey, good evening, everybody.

Bryan Fairbanks

Hi, Joe.

Brenda Lovcik

Hello.

Joe Ahlersmeyer

I’d also kind of like to talk about the sales guidance, maybe a different way to frame it. Maybe this is the wrong way, you can tell me, but if I take $70 million out of your guide and put it back into the prior year, it actually makes the year-over-year flat. I would have expected that to be around 5% if that’s the core underlying sell-through growth. So, maybe there is just…that’s not the way to look at it?

Brenda Lovcik

No, I think when you take $70 million to $80 million out, we still have about 20% growth in the quarter. So, and then.

Joe Ahlersmeyer

I am talking about the year.

Brenda Lovcik

Oh, got it.

Bryan Fairbanks

Yes, so that’ll be dependent upon where the inventories end with the channel at year end. We do know that the channel has said this consistently, they’re looking to be very efficient on their inventories. And what we decide to do with the early buy program next year, we’ll decide that as we get later in the year and provide more details on that.

Joe Ahlersmeyer

Okay, understood. Maybe the other part of that, I was confused about the implied back-half, maybe kind of similar to Rafe’s question earlier, is kind of flattish versus last year’s back-half, which would have had the push out of the $60 million. So adjusted for that, it’s actually down by $60 million to $80 million year-over-year. I’m just trying to reconcile that along still with the first question.

Bryan Fairbanks

We expect inventories to be higher in the channel as we end the second quarter.

Joe Ahlersmeyer

Okay, thanks.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hi, good afternoon. So, I guess the one that I had…you touched on earlier, and appreciate the help with the cadence of the top line. And high-level, Bryan, you mentioned first-half would be better margin than second-half, I mean, I think that’s pretty clear. But I mean, just given the strength in 1Q as we’re thinking about the contribution there, is there any other…any additional color you could give us? Any other detail to help us kind of think about that, especially as it relates to the margins, just given how…I’m sure production rates in the 1Q are going to be significantly higher than what we’ve seen.

Bryan Fairbanks

Yes, our production rate will be higher than what we saw in the first quarter of last year, somewhat higher than what we even saw in the fourth quarter of this year, but not materially higher from that perspective. And again, you’ve got the highest sales numbers in the first quarter and second quarter. If you look at our numbers historically, you’ll see that that tends to correlate pretty well with higher margins and then declining in the back half of the year. Again, looking at Trex on a quarter-by-quarter basis is different when you look at it from a full-year basis. When we deliver our full-year numbers, we deliver improved margins. We deliver sales growth, all of those things that come along with it. So, we don’t tend to manage the company for a quarter’s worth of margin.

Trey Grooms

Understood. And the color you just gave me on the production is super helpful. So, thanks for that. I guess, the second one is the mid-single-digit demand that you’re calling for this year. Are you seeing any, or expecting any, material difference in the channel – your pro-channel versus maybe DIY consumer – in that number?

Bryan Fairbanks

No, I expect that our mix between those two channels will remain similar. We saw good strength in the pro-channel in 2023, and while some of the reports within DIY and other sectors were not nearly as positive, we were very pleased with the performance that we saw, and we fully expect that we will continue to develop good numbers through those channels.

Trey Grooms

Got it. Alright, great. Thanks, Bryan. I’ll pass it on.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hey everybody. Good afternoon.

Bryan Fairbanks

Good afternoon, Tim.

Tim Wojs

Maybe I’ll ask the sales question a different way. Where would you expect the channel, I guess, in your guidance, what are you assuming 2024 ends from a channel inventory perspective? I know you said 2023 ended down about 15%. I mean, would you expect that to effectively be up relative to 2023 levels, inclusive of the early buy timing and then also sounds like some added inventory in the channel?

Brenda Lovcik

Thank you, Tim, for the question. This is Brenda. Right now, our assumptions are the 5% sell-through and that channel inventory would remain flat at year end.

Tim Wojs

Okay.

Brenda Lovcik

So, we aren’t planning to have any increases.

Tim Wojs

Okay, got you. And then I guess just a bigger picture question on the portfolio. I know you’re about a year in on some of the new decking products. I mean, where…if you think three to five years out, what does the portfolio for Trex look like if you would take kind of the entry level products, mainly Select and Transcend, and then kind of Lineage and Signature, I don’t know if you’d want to lump it that way. But how would you think the portfolio kind of looks for Trex in, maybe, three to five years, or guess, what’s the plan?

Bryan Fairbanks

If you look back to the Analyst Day that we had this summer, one of the key strategies we talked about was propping the top of the marketplace and making sure that we have the appropriate premium products that, as those customers are in the marketplace, they’re making the Trex decision. And that’s why you saw a focus on launching our both Lineage product as well as Signature product along the way. But it doesn’t mean that we’ve walked away from the wood conversion marketplace. The enhanced product line is still extremely important for us. That strategy of having basics at roughly two times the price of lumber, and then giving that option for the consumer to walk up to our enhanced naturals product line at roughly three times the price of wood. That continued to be an effective strategy in 2023, and we’ve not seen any indications that that won’t continue to be effective as we go…as we continue with that. And we are continuing to see new opportunities for that product line as well as the rest of our decking and railing as the marketplace sees the opportunity to optimize their overall working capital by focusing on one or two brands rather than potentially three or four brands.

Tim Wojs

Okay, very good. Good luck on 2024, guys.

Brenda Lovcik

Thank you.

Operator

The next question comes from Michael Rehaut with JP Morgan. Please go ahead. Mr. Rehaut, your line is open.

Michael Rehaut

Sorry about that. I had it on mute. Good afternoon and thanks for taking my questions. First, I’d love to understand, you know, I think you’re talking about, in effect, growing with the broader market in 2024. And just wanted to kind of understand, given the fact that you have significantly expanded your capacity over the last two years or three years, how does some of those additional growth strategies play into, let’s say, what I would consider to be more of your typical outperformance of the decking market relative to the underlying R&R of 5% to 7%, let’s say. You’ve obviously highlighted a lot of opportunities around either international or perhaps aligning yourselves with certain production builders. You’ve highlighted the railing opportunity. So, just trying to kind of reconcile where some of those growth strategies, how do those fit into the 2024 outlook, or perhaps with that, do those strategies more, kind of, supercharge growth, let’s say, for lack of better word, in 2025 or 2026?

Bryan Fairbanks

Well, a couple of things to unpack with that. You are seeing, kind of, the supercharging of our product launches as we move into 2024 at a higher level than you’ve ever seen with Trex in the past. But I think it’s also important to note that we believe the numbers that we’re providing recognize that there’s still some uncertainty in the economy. We expect the Repair and Remodel sector as a whole to be flat-to-down single-digits versus us talking about sell-through in the mid-single-digits growth. So, you see that 5% to 6%, 7% type outperformance of Repair and Remodel. As the Repair and Remodel market stabilizes, I fully expect that we get back to that sell-through on a low-double-digit type rate, and getting back to those sort of numbers that Trex has well been known for over the years. So, there is some conservativism in there as we continue to navigate the uncertain economy. And I hope as the year goes on, we’ll be able to further update that number and we continue to see strength, especially in those higher-end consumers and get back to more of a normal economic environment.

Michael Rehaut

Yes. That’s great, Bryan. I appreciate that. And, I guess, just secondly, that, just to make sure I properly heard an answer earlier regarding SG&A, you are expecting some leverage. I think a year ago you had talked about 2023, maybe originally being in a 15% to 16% range, if I remember correctly. Is that kind of the right way to think about 2024 off of 2023 16.1%. And would that be a number that you can lever as well in the next couple of years?

Brenda Lovcik

Yes, exactly, and that is the plan. So, for this year, we are again expecting 20 basis points to 30 basis points of leverage off of that number. And again, going forward, we will continue to lever SG&A to drive incremental EBITDA margin.

Michael Rehaut

Great, thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Hi, good evening guys. Thanks for taking my questions. The first one is, the 2024 guide seems to imply incrementals of around 35%, 37%-ish. Curious what amount of startup costs from Arkansas are embedded in there, and if, you know, you expect more of those to hit in 2025 versus 2024?

Brenda Lovcik

Going into this year, we’ll see minimal startup costs at the Arkansas facility. You’ll start to see more of that ramp-up in 2025, as in Q1 we’ll start to see the repro line come up and then Q4 of 2025 we’re expecting compounding to come up. And then in 2026 we start to see decking. So that’s when you’ll start to see more significant costs hit our financial statements, and at that time we will be sure to siphon out the cost of the startup related to Arkansas versus normal, everyday operating activities.

John Lovallo

Okay, that’s helpful. And then, I guess, as we look at the bigger picture here, and think about the mid-single-digit sell-through that you’re talking about. I mean, if you had to characterize risk being skewed to the upside or to the downside there? And, maybe, what are the factors that could drive either that upside or downside?

Bryan Fairbanks

Considering we’re here on earnings call day, I think we’ve balanced the risks on the upside and the downside. As I mentioned, I feel as though, given what we know about the consumer that –and it’s very early in the year – we’ve got to see the season actually kick off. But everything that I’m hearing from the channel is they’re excited about the opportunity to grow with Trex. The consumers are coming through the door. The contractors are getting their backlog filled as they go into the summertime.

John Lovallo

Okay, guys, thank you very much.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Truman Patterson with Wolfe Research. Please go ahead.

Trevor Allinson

Hi, this is Trevor Allinson on for Truman. Thank you for taking my questions. First, just wanted to touch on inventory levels again. It sounds like by the end of the year, you guys are still expecting channel inventories to be near the historical low levels that they are now. What do you think gets the channel to start taking on some more of that inventory? Do you guys bring on more capacity? Other players in the industry have also brought in more capacity. Do you think that inventory levels going forward, more intermediate-term, will continue to remain low or do you think over time, as the macro provides some more certainty, that we’ll get back to those normal days-on-hand type levels?

Bryan Fairbanks

I think what’s most important with what we’re talking about is getting inventories to the right level as we go into the season. If you go back to the historical years at Trex, usually inventory would be at its lowest point coming out in November and then we would start the early buy program, start to build some in December, and then through the first quarter of the year. In this case, we elected to go ahead and do that early buy all in the first three months and we’ll decide how we handle 2025 as we get closer to that. But I’m not particularly concerned by those inventory decisions at the end of the year. Whereas if you were to tell me we looked like we were going to have historically low inventories at the end of the first or second quarter, I would have great concern as to how the channel was managing their inventories and their responsibilities. I don’t see that being the case. I’m very pleased with what I’m seeing from all of the partners in our channel that will have the appropriate material to be able to support the marketplace and where the year-end comes out from an inventory perspective, we’ll either be able to address that by putting some in December or, again, doing it in the first quarter.

Trevor Allinson

Okay, thanks, Bryan. That’s really helpful. And then, maybe a longer-term question, EBITDA margin target 34%. Can you talk about where you think gross margins land within that 34% longer-term guide? And then within that, how much do you think comes from leverage on volumes and just your continuous improvement in cost-out initiatives? Thanks.

Bryan Fairbanks

Yes, I think to split it from a gross margin perspective, it’ll be roughly split between continuous improvement as well as capacity utilization. But gross margin will have some impacts as it relates to depreciation coming on with Little Rock, as well as some of those startup expenses which Brenda mentioned, that will be transparent on what those costs are going to be. But early on, we won’t have as favorable of a cost basis, because the facility won’t have the same kind of volume that our Virginia facility has along the way. So maybe there will be some headwinds as that plant gets up to running its full output, but over the long-term, we expect that plant will have our best cost basis across the company. And then there’s still the opportunity to…

Trevor Allinson

Okay, makes sense. Good luck going forward.

Bryan Fairbanks

…still the opportunity to be able to leverage SG&A over the next five years from where we are today. On top of that, 20 basis points to 30 basis points that we’ve talked about for 2024.

Trevor Allinson

Got it. Thanks. Good luck going forward.

Bryan Fairbanks

Thank you.

Brenda Lovcik

Thank you.

Operator

This concludes our question-and-answer session. I would now like to turn the call back over to management for closing remarks.

CONCLUSION

Bryan Fairbanks

Thanks for everybody’s attendance at today’s earnings conference call. We look forward to speaking with many of you in the upcoming weeks. Good evening. Bye.

Operator

The conference has now concluded. Thank you for your participation. You may now disconnect your lines.